Exhibit 12.1
Ratio of Fixed Charges to Earnings

	Nine Months Ended	Years Ended December 31,
	September 30, 2011	2010	2009	2008	2007	2006
	(in thousands)	(in thousands)
Fixed Charges:
Interest Charges	$6,988	$3,593	$2,691	$2,361	$722	$4
Series A Convertible Preferred	$—	$—	$—	$735	$511	$—
Series B Perpetual Preferred	$—	$131	$—	$—	$—	$—
Series C Perpetual Preferred	$7,686	$2,336	$26	$—	$—	$—
Series D Preferred	$2,330	$—	$—	$—	$—	$—

Total Fixed Charges	$17,004	$6,060	$2,717	$3,096	$1,233	$4

Loss Before Taxes and Non-controlling Interest	$(20,028)	$(22,128)	$(15,633)	$(11,109)	$(5,916)	$(3,899)
Fixed Charges (Calculated Above)	$17,004	$6,060	$2,717	$3,096	$1,233	$4

Earnings	$(3,024)	$(16,068)	$(12,916)	$(8,013)	$(4,683)	$(3,895)

Ratio of Earnings to Fixed Charges with Preferred Dividend (1)	— (7)	— (6)	— (5)	— (4)	— (3)	— (2)

(1)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes and non-controlling interest, plus fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest incurred (whether expensed or capitalized), amortization of deferred financing costs and an estimate of the interest within rental expense. All reported periods of the calculation of the ratio of earnings to fixed charges exclude discontinued operations.

(2)	Earnings were inadequate to cover fixed charges for the year ended December 31, 2006 by $3.9 million

(3)	Earnings were inadequate to cover fixed charges for the year ended December 31, 2007 by $5.9 million

(4)	Earnings were inadequate to cover fixed charges for the year ended December 31, 2008 by $11.1 million

(5)	Earnings were inadequate to cover fixed charges for the year ended December 31, 2009 by $15.6 million

(6)	Earnings were inadequate to cover fixed charges for the year ended December 31, 2010 by $22.1 million

(7)	Earnings were inadequate to cover fixed charges for the nine months ended September 30, 2011 by $20.0 million

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